SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Dionex Corporation

(Name of Registrant as Specified In Its Charter)

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DIONEX CORPORATION

501 Mercury Drive
Sunnyvale, California 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on October 22, 2004

TO THE STOCKHOLDERS OF DIONEX CORPORATION:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Dionex Corporation, a Delaware corporation (the “Company”), will be held at Dionex Corporation, 501 Mercury Drive, Sunnyvale, California, on Friday, October 22, 2004 at 9:30 a.m. local time, for the following purposes:

1. To elect directors to serve for the ensuing year and until their successors are elected.

2. To approve the Dionex Corporation 2004 Equity Incentive Plan.

3. To ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for its fiscal year ending June 30, 2005.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      The Board of Directors has fixed the close of business on September 7, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

CHRISTOPHER A. WESTOVER
Secretary

Sunnyvale, California

September 17, 2004

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. STOCKHOLDERS WITH SHARES REGISTERED DIRECTLY WITH THE COMPANY’S TRANSFER AGENT, EQUISERVE, L.P. (“EQUISERVE”), MAY CHOOSE TO VOTE THOSE SHARES VIA THE INTERNET AT EQUISERVE’S VOTING WEB SITE (WWW.EPROXYVOTE.COM/ DNEX), OR THEY MAY VOTE TELEPHONICALLY, WITHIN THE U.S. ONLY, BY CALLING EQUISERVE AT 1-877-779-8683. STOCKHOLDERS HOLDING SHARES WITH A BROKER OR BANK MAY ALSO BE ELIGIBLE TO VOTE VIA THE INTERNET OR TO VOTE TELEPHONICALLY IF THEIR BROKER OR BANK PARTICIPATES IN THE PROXY VOTING PROGRAM PROVIDED BY ADP INVESTOR COMMUNICATION SERVICES. SEE “VOTING VIA THE INTERNET OR BY TELEPHONE” IN THE PROXY STATEMENT FOR FURTHER DETAILS.

INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1
PROPOSAL 2 APPROVAL OF THE DIONEX CORPORATION 2004 EQUITY INCENTIVE PLAN
PROPOSAL 3 APPROVAL OF INDEPENDENT AUDITORS
SECURITY OWNERSHIP CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
PERFORMANCE MEASUREMENT COMPARISON1
OTHER MATTERS

DIONEX CORPORATION

501 Mercury Drive
Sunnyvale, California 94085

2004 PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Dionex Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Friday, October 22, 2004, at 9:30 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Dionex Corporation, 501 Mercury Drive, Sunnyvale, California.

Solicitation

      The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

      The Company intends to mail this proxy statement and accompanying proxy card on or about September 17, 2004 to all stockholders entitled to vote at the Annual Meeting.

Voting Via the Internet or by Telephone

      Stockholders may grant a proxy to vote their shares by means of the telephone or on the Internet. The laws of Delaware, under which the Company is incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder.

If you hold your shares in an account with a
If you hold your shares directly registered	broker or bank that participates in the ADP Investor
in your name with EquiServe:	Communication Services program:

To vote by phone: within the U.S. only, call toll-free 1-877-779-8683 To vote via the Internet: use EquiServe’s voting Web site (www.eproxyvote.com/dnex)	To vote by phone: your voting form from your broker or bank will show the telephone number to call.

To vote via the Internet: use the ADP Investor Communication Services’ voting Web site (www.proxyvote.com).

For Shares Directly Registered in the Name of the Stockholder

      Stockholders of record with shares registered directly with EquiServe may grant a proxy to vote their shares by means of the telephone, within the U.S. only, by calling EquiServe at 1-877-779-8683 (toll-free), or may grant a proxy to vote their shares via the Internet at EquiServe’s voting Web site (www.eproxyvote.com/dnex).

For Shares Registered in the Name of a Broker or Bank

      Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than the Company’s proxy card. A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by EquiServe for shares registered directly in the name of the stockholder. If your shares are held in an account with a broker or bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ voting Web site (www.proxyvote.com).

General Information for All Shares Voted Via the Internet or By Telephone

      Votes submitted via the Internet or by telephone must be received by 12:00 midnight, Eastern Daylight Time, on October 21, 2004. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares. Additionally, in order to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

      The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Voting Rights and Outstanding Shares

      Only holders of record of Common Stock at the close of business on September 7, 2004 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on September 7, 2004, the Company had outstanding and entitled to vote 20,654,536 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

      A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares are represented by votes at the meeting or by proxy. Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

Revocability of Proxies

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 501 Mercury Drive, Sunnyvale, California 94085, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

      The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2005 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is May 14, 2005. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy, must give written notice to the Secretary at the principal executive offices of the Company not later than the close of business on July 26, 2005 nor earlier than the close of business on June 26, 2005. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Householding of Proxy Materials

      The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

      This year, a number of brokers with account holders who are stockholders in the Company will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that your broker will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to: Investor Relations, Dionex Corporation, Evelyn Herring, 501 Mercury Drive, Sunnyvale, CA 94085 or contact Evelyn Herring at 1-408-481-4105. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

PROPOSAL 1

ELECTION OF DIRECTORS

      There are six nominees for the six Board of Directors (the “Board”) positions presently authorized in the Company’s Bylaws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal. Each nominee listed below is currently a director of the Company and all of the existing directors were elected by the stockholders.

      Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. If any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes of the holders of Common Stock present in person or represented by proxy and entitled to vote.

      THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Nominees

      The following information pertains to the nominees, their principal occupations for the preceding five-year period, certain directorships, and their ages as of August 31, 2004.

		Principal Occupation/Positions
Name	Age	Held with the Company

David L. Anderson	60	Managing Director of the general partner of Sutter Hill Ventures
A. Blaine Bowman	58	Chairman of the Board
Lukas Braunschweiler	48	President and Chief Executive Officer
B.J. Moore	68	Management Consultant
Riccardo Pigliucci	57	Chairman and Chief Executive Officer, Discovery Partners International
Michael W. Pope	38	Former President and Chief Executive Officer of DigitalThink, Inc.

      Mr. Anderson has been the managing director of the general partner of Sutter Hill Ventures, a venture capital investment partnership, since 1974. Mr. Anderson has served as a director of the Company since it began operations in 1980. Mr. Anderson is also a director of BroadVision, Inc., Molecular Devices Corporation and various private companies.

      Mr. Bowman has served as a director since the Company began operations in 1980 and as the Company’s President and Chief Executive Officer from that time until his resignation from those positions in August 2002. In August 2002, Mr. Bowman was appointed as Chairman of the Board. Mr. Bowman is also a director of Molecular Devices Corporation.

      Dr. Braunschweiler joined the Company as its President and Chief Executive Officer and as a director in August 2002. Prior to that time, Dr. Braunschweiler was employed by Mettler-Toledo, a supplier of precision instruments, where he served most recently as Group Vice President and Head of the Laboratory and Packing Division. Prior to serving in that position, he served in a variety of management positions at Mettler-Toledo.

      Mr. Moore is an independent management consultant. From December 1985 until July 1991, he was President of Outlook Technology, Inc., a company that manufactured and sold high performance instrumentation and was merged with Biomation Corporation in August 1991. Mr. Moore has served as a director of the Company since it began operations in 1980.

      Mr. Pigliucci is Chairman and Chief Executive Officer of Discovery Partners International, a supplier of equipment and services to the drug discovery market. From 1996 to 1997, Mr. Pigliucci was Chief Executive Officer of Life Sciences International, a supplier of scientific equipment and consumables to research, clinical and industrial markets. Prior to that, he held numerous management positions during his 23-year career at Perkin-Elmer Corporation, a life science and analytical instrument company, including President and Chief Operating Officer from 1993 to 1995. Mr. Pigliucci has served as a director of the Company since March 1998. Mr. Pigliucci is also a director of Biosphere Medical Corporation and Epoch Pharmaceutical, Inc.

      Mr. Pope served as the President and Chief Executive Officer of DigitalThink, Inc., a provider of custom e-learning solutions, from April 2002 until the acquisition of DigitalThink by Convergys in May 2004. From October 1999 to April 2002, he served as DigitalThink’s Vice President and Chief Financial Officer. From June 1992 to October 1999, Mr. Pope served in various positions at the Company, most recently as Chief Financial Officer from April 1994 to October 1999. Mr. Pope has served as a director of the Company since October 2002.

Certain Relationship and Related Transactions

      During the fiscal year ended June 30, 2004, Thomas Braunschweiler, Dr. Braunschweiler’s son, was employed by the Company as a research intern. Thomas Braunschweiler was paid an aggregate of $1,216 for his services.

Meetings; Committees

      During the fiscal year ended June 30, 2004, the Board held five meetings. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. During the fiscal year ended June 30, 2004, each Board member attended at least 75% of the meetings of the Board and the committees upon which such member served.

      It is the Company’s policy to invite the members of the Board to attend the annual meetings of stockholders. All members of the Board attended last year’s annual meeting of stockholders.

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board and reports the results of these activities to the Board. As part of this responsibility, the Audit Committee: evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company’s Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of the Company’s quarterly financial statements. The members of the Audit Committee are Messrs. Pope (Chairman), Moore and Pigliucci. During the fiscal year ended June 30, 2004, the Audit Committee held five meetings. All members of the Audit Committee are independent as independence is currently defined in Rules 4350(d)(2)(A)(i) and (ii) of the Nasdaq Stock Market (“Nasdaq”) listing standards.

      In addition, the Board has determined that Mr. Pope is an “audit committee financial expert,” as defined in applicable SEC rules. The charter of the Audit Committee is available on the Company’s Web site at www.dionex.com.

      The Compensation Committee reviews and approves the overall compensation strategy and policies for the Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; and review and approves the compensation and other terms of employment of the other executive officers and senior management. The members of the Compensation Committee are Messrs. Moore (Chairman), Anderson, Pigliucci and Pope. During the fiscal year ended June 30, 2004, the Compensation Committee held four meetings. All members of the Compensation Committee are independent as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. The charter of the Compensation Committee is available on the Company’s Web site at www.dionex.com.

      The Nominating and Corporate Governance Committee (the “Nominating Committee”) is responsible for: identifying, reviewing and evaluating candidates to serve as directors of the Company; reviewing and evaluating incumbent directors; recommending to the Board candidates for election to the Board; making recommendations regarding the membership of the Committees of the Board; overseeing all aspects of the Company’s corporate governance functions on behalf of the Board; and making recommendations to the Board regarding corporate governance issues. The members of the Nominating Committee are Messrs. Anderson

(Chairman), Moore, Pigliucci and Pope. The first meeting of the Nominating Committee was held in July 2004. All members of the Nominating Committee are independent as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. The charter of the Nominating Committee is available on the Company’s Web site at www.dionex.com.

Corporate Governance Principles

      The Board of Directors has adopted governance principles and guidelines of the Company (“Corporate Governance Guidelines”) to assist the Board of Directors in exercising its duties and to best serve the interests of the Company and its stockholders. The Corporate Governance Guidelines are available on the Company’s Web site at www.dionex.com.

Director Independence

      As required under the Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable Nasdaq listing standards, as in effect from time to time.

      Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent auditors, the Board affirmatively has determined that all directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Dr. Braunschweiler, the President and Chief Executive Officer of the Company and Mr. Bowman, the former President and Chief Executive Officer of the Company.

Meetings of Independent Directors

      As required under Nasdaq listing standards, the Company’s independent directors meet in regularly scheduled executive sessions at which only independent directors are present. The Chairman of the Nominating Committee, Mr. Anderson, generally presides over these executive sessions.

Director Nomination Process

      The Nominating Committee has a policy of considering candidates for membership to the Board who are nominated by stockholders in the same manner as candidates recommended by members of the Board.

      Any stockholder wishing to nominate a director candidate should submit in writing the candidate’s name, biographical information, business qualifications and a representation that the nominating stockholder is the beneficial or record owner of the Company’s stock to David L. Anderson, Chairman of the Nominating Committee, Dionex Corporation, 501 Mercury Drive, Sunnyvale, California 94085. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. All qualified submissions are reviewed by the Nominating Committee at the next appropriate meeting. If a stockholder wishes the Nominating Committee to consider a director candidate for nomination at our next annual meeting of stockholders, then the Company’s Bylaws require that written recommendations be received by the Company no sooner than 120 and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders.

      To date, the Nominating Committee has not received a timely director nomination from a stockholder or group of stockholders holding more than 5% of the Company’s voting stock.

Stockholder Communications with the Board

      Stockholders may communicate directly with any of the Company’s senior managers or any member of the Board, including the Chairman of the executive sessions of non-management directors or any Board committee, by writing directly to those individuals at Dionex Corporation, 501 Mercury Drive, Sunnyvale,

California 94085. Stockholder communications related to director candidate recommendations should be directed to the Chairman of the Nominating Committee, Mr. Anderson. In addition, if the Company’s stockholders or employees have any concerns related to the Company’s financial or accounting practices, the Company encourages communicating those concerns directly to the Chairman of the Audit Committee, Mr. Pope.

Code of Ethics

      The Company has adopted a Dionex Corporation Code of Business Ethics and Values (the “Code”) that applies to all officers, directors and employees. The Code is available on the Company’s Web site at www.dionex.com. If the Company makes any substantive amendments to the Code or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver as required by applicable laws.

      The Company’s employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code. The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, which include the consolidated balance sheets of the Company as of June 30, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the fiscal years ended June 30, 2004, 2003 and 2002, and the notes thereto. This review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with the accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the auditing standards generally accepted in the United States, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” The Audit Committee discussed and reviewed the results of the independent auditors’ examination of the financial statements.

      In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company and received a letter and other written disclosures from its independent auditors as required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee also reviewed all non-audit services performed by the independent auditors and considered whether the auditors’ provision of non-audit services is compatible with maintaining the auditors’ independence.

      The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of the Company’s internal controls, and

      1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

the overall quality of the Company’s financial reporting. The Audit Committee held five meetings during the fiscal year ended June 30, 2004.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2004 for filing with the SEC. The Audit Committee and the Board have also recommended, and have asked the stockholders to ratify, the selection of the Company’s independent auditors.

AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

Michael W. Pope
B.J. Moore
Riccardo Pigliucci

PROPOSAL 2

APPROVAL OF THE DIONEX CORPORATION 2004 EQUITY INCENTIVE PLAN

      The Dionex Corporation 2004 Equity Incentive Plan (the “2004 Incentive Plan”) was adopted by the Board of Directors in September 2004, subject to stockholder approval at the Annual Meeting. The 2004 Incentive Plan is intended as the successor to, and a continuation of, the Company’s Stock Option Plan (the “Option Plan”) and the Company’s 1988 Directors’ Stock Option Plan (the “Directors’ Plan”).

      The Board adopted the 2004 Incentive Plan as a single, comprehensive equity incentive program to replace the Option Plan and the Directors’ Plan. The approval of the 2004 Incentive Plan will provide the Company with greater flexibility in designing equity incentives in an environment where a number of companies have moved from traditional option grants to other stock or stock-based awards, including stock appreciation rights, stock purchase awards, stock bonus awards and stock unit awards. Accordingly, the 2004 Incentive Plan will allow the Company to utilize a broad array of equity incentives in order to secure and retain the services of employees, directors, and consultants of the Company and its affiliates, and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates.

      As of August 2, 2004, options (net of canceled or expired options) covering an aggregate of 2,849,317 shares of Common Stock had been granted under the Option Plan, and approximately 575,302 shares of Common Stock (together with any shares that might in the future be returned to that plan as a result of the cancellation or expiration of options) remained available for future grants under the Option Plan. As of August 2, 2004, options (net of canceled or expired options) covering an aggregate of 67,500 shares of Common Stock had been granted under the Directors’ Plan, and approximately 28,000 shares of Common Stock (together with any shares that might in the future be returned to that plan as a result of the cancellation or expiration of options) remained available for future grants under the Directors’ Plan.

      During the last fiscal year, the Company granted options to purchase an aggregate of 348,500 shares of Common Stock under the Option Plan and the Directors’ Plan to current executive officers and directors at exercise prices ranging from $39.47 to $41.03 per share and granted to all employees and consultants (excluding executive officers) as a group options to purchase an aggregate of 236,000 shares at exercise prices ranging from $39.47 to $51.17 per share.

      Upon approval by the stockholders of the 2004 Incentive Plan, all outstanding options under the Option Plan and the Directors’ Plan will become subject to the 2004 Incentive Plan, and no further options will be granted under the Option Plan or the Directors’ Plan. Except as otherwise noted below, such outstanding options have substantially the same terms as will be in effect for future option grants under the 2004 Incentive Plan.

      In this Proposal 2, the stockholders are requested to approve the adoption of the 2004 Incentive Plan. This Proposal does not seek an increase in the number of shares that may be issued under the 2004 Incentive Plan beyond those previously approved by the stockholders for issuance under the Option Plan and the Directors’ Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the adoption of the 2004 Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

      The essential features of the 2004 Incentive Plan are outlined below:

General

      The 2004 Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, stock purchase awards, stock bonus awards, stock unit awards, and other forms of equity compensation (collectively, “stock awards”). By contrast, the Option Plan provides only for the grant of incentive and nonstatutory stock options, and the Directors’ Plan provides exclusively for the automatic grant of nonstatutory stock options to new and continuing non-employee members of the Board. Incentive stock options granted under the 2004 Incentive Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Nonstatutory stock options granted under the 2004 Incentive Plan are not intended to qualify as incentive stock options under the Code. See “Federal Income Tax Information” for a discussion of the tax treatment of stock awards.

Purpose

      The Board adopted the 2004 Incentive Plan to provide a means to secure and retain the services of employees, directors, and consultants of the Company and its affiliates, to provide incentives for such individuals to exert maximum efforts for the success of the Company and its affiliates, and to provide a means by which such eligible individuals may be given an opportunity to benefit from increases in the value of the Company’s Common Stock through the grant of stock awards.

Administration

      The Board administers the 2004 Incentive Plan. Subject to the provisions of the 2004 Incentive Plan, the Board has the authority to construe and interpret the plan, to determine the persons to whom and the dates on which stock awards will be granted, the number of shares of Common Stock to be subject to each stock award, the time or times during the term of each stock award within which all or a portion of the award may be exercised, the exercise, purchase, or strike price of each stock award, the type of consideration permitted to exercise or purchase each stock award, and other terms of the stock awards.

      The Board has the authority to delegate some or all of the administration of the 2004 Incentive Plan (except the automatic option grant program covering non-employee members of the Board) to a committee or committees composed of one or more members of the Board. In the discretion of the Board, a committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act or solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. For this purpose, a “non-employee director” generally is a director who does not receive remuneration from the Company other than compensation for service as a director (except for amounts not in excess of specified limits applicable pursuant to Rule 16b-3 under the Exchange Act). An “outside director” generally is a director who is neither a current or former officer of the Company nor a current employee of the Company, does not receive any remuneration from the Company other than compensation for service as a director, and is not employed by and does not have ownership interests in an entity that receives remuneration from the Company (except within specified limits applicable under regulations issued pursuant to Section 162(m) of the Code). If administration is delegated to a committee, the committee has the authority to delegate certain administrative powers to a subcommittee of one or more members. As used herein with respect to the 2004 Incentive Plan, the “Board” refers to any committee the Board appoints or, if applicable, any subcommittee, as well as to the Board itself. In accordance with the provisions of the 2004 Incentive Plan, the Board has delegated administration of the 2004 Incentive Plan to the Compensation Committee.

Eligibility

      Incentive stock options may be granted under the 2004 Incentive Plan only to employees (including officers) of the Company and its affiliates. Employees (including officers), non-employee Board members, and consultants of the Company and its affiliates are eligible to receive all other types of stock awards under the 2004 Incentive Plan. All of the approximately 1,000 employees, directors, and consultants of the Company and its affiliates are eligible to participate in the 2004 Incentive Plan. However, participation in the automatic option grant program currently is limited to the four non-employee members of the Board (see “Automatic Option Grant Program” below).

      No incentive stock option may be granted under the 2004 Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or its affiliates, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined on the date of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the 2004 Incentive Plan and any other plans of the Company and its affiliates) may not exceed $100,000.

      No person may be granted options and/or stock appreciation rights under the 2004 Incentive Plan covering more than 400,000 shares of Common Stock during any calendar year. This limitation is referred to as the “Section 162(m) Limitation”.

Stock Subject to the 2004 Incentive Plan

      The maximum number of shares of Common Stock available for issuance under the 2004 Incentive Plan is 3,520,119. This share reserve consists solely of the number of shares the Company estimates will be carried over from the Option Plan and the Directors’ Plan, including shares subject to outstanding options under those predecessor plans. If a stock award granted under the 2004 Incentive Plan expires or otherwise terminates without being exercised in full, the shares of Common Stock not acquired pursuant to the award again become available for subsequent issuance under the 2004 Incentive Plan.

Terms of Options

      Options may be granted under the 2004 Incentive Plan pursuant to stock option agreements. The following is a description of the permissible terms of options under the 2004 Incentive Plan. Individual stock option agreements may be more restrictive as to any or all of the permissible terms described below.

      Exercise Price. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of grant and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options may not be less than 100% of the fair market value of the stock on the date of grant. The exercise price of nonstatutory stock options under the predecessor Option Plan may not be less than 85% of the fair market value of the stock on the date of grant. As of August 2, 2004, the closing price of the Company’s Common Stock as reported on the Nasdaq National Market was $47.15 per share.

      Consideration. The exercise price of options granted under the 2004 Incentive Plan must be paid either in cash at the time the option is exercised or, at the discretion of the Board, (i) by delivery of other Common Stock of the Company, (ii) pursuant to a net exercise arrangement, (iii) pursuant to a broker-assisted cashless exercise, or (iv) in any other form of legal consideration acceptable to the Board.

      Vesting. Options granted under the 2004 Incentive Plan may become exercisable in cumulative increments, or “vest,” as determined by the Board. Vesting typically will occur during the optionholder’s continued service with the Company or an affiliate, whether such service is performed in the capacity of an employee, director, or consultant (collectively, “service”) and regardless of any change in the capacity of the service performed. Shares covered by different options granted under the 2004 Incentive Plan may be subject to different vesting terms. The Board has the authority to accelerate the time during which an option may vest or be exercised. In addition, options granted under the 2004 Incentive Plan may permit exercise prior to vesting. However, any unvested shares acquired under such an early exercise arrangement will be subject to repurchase by the Company, generally at the exercise price, should the participant’s service terminate before vesting.

      Tax Withholding. To the extent provided by the terms of a stock option agreement, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of the option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the participant, by delivering already-owned Common Stock of the Company, or by a combination of these means.

      Term. The maximum term of options granted under the 2004 Incentive Plan is 10 years, except that in certain cases (see “Eligibility” above) the maximum term is five years.

      Termination of Service. Options under the 2004 Incentive Plan generally terminate 90 days after termination of the participant’s service unless (i) termination is due to the participant’s disability, in which case the option may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months following termination; (ii) the participant dies before the participant’s service has terminated, or within 90 days after termination of service, in which case the option may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 18 months following the participant’s death by the person or persons to whom the rights to such option have passed; or (iii) the option by its terms specifically provides otherwise. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.

      Restrictions on Transfer. A participant in the 2004 Incentive Plan may not transfer an incentive stock option other than by will or by the laws of descent and distribution. During the lifetime of the participant, only the participant may exercise an incentive stock option. The Board may grant nonstatutory stock options that are transferable in certain limited instances. A participant may also designate a beneficiary who may exercise an option following the participant’s death. Shares subject to repurchase by the Company pursuant to an early exercise arrangement may be subject to restrictions on transfer that the Board deems appropriate.

Terms of Stock Appreciation Rights

      Stock appreciation rights may be granted under the 2004 Incentive Plan pursuant to stock appreciation rights agreements.

      Exercise. Each stock appreciation right is denominated in shares of Common Stock equivalents. Upon exercise of a stock appreciation right, the Company will pay the participant an amount equal to the excess of (i) the aggregate fair market value on the date of exercise of a number of Common Stock equivalents with respect to which the participant is exercising the stock appreciation right, over (ii) the strike price determined by the Board on the date of grant.

      Settlement of Awards. The appreciation distribution upon exercise of a stock appreciation right may be paid in cash, shares of the Company’s Common Stock, or any other form of consideration determined by the Board.

      Vesting. Stock appreciation rights vest and become exercisable at the rate specified in the stock appreciation right agreement as determined by the Board.

      Termination of Service. Upon termination of a participant’s service, the participant generally may exercise any vested stock appreciation right for 90 days (or such longer or shorter period specified in the stock appreciation right agreement) after the date such service relationship ends. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Terms of Stock Purchase Awards and Stock Bonus Awards

      Stock purchase awards and stock bonus awards may be granted under the 2004 Incentive Plan pursuant to stock purchase award agreements and stock bonus award agreements, respectively.

      Purchase Price. The purchase price for stock purchase awards must be at least the par value of the Company’s Common Stock.

      Consideration. The purchase price for stock purchase awards may be payable in cash or in any other form of legal consideration acceptable to the Board. The Board may grant stock bonus awards in consideration for past services rendered to the Company or in exchange for any other form of legal consideration acceptable to the Board, without the payment of a purchase price.

      Vesting. Shares of stock acquired under a stock purchase or stock bonus award may, but need not, be subject to a repurchase option in favor of the Company or forfeiture to the Company in accordance with a vesting schedule as determined by the Board. The Board has the authority to accelerate the vesting of stock acquired pursuant to a stock purchase or stock bonus award.

      Termination of Service. Upon termination of a participant’s service, the Company may repurchase or otherwise reacquire any forfeited shares of stock that have not vested as of such termination under the terms of the applicable stock purchase award or stock bonus award agreement.

      Restrictions on Transfer. Rights to acquire shares under a stock purchase or stock bonus award may be transferred only upon such terms and conditions as determined by the Board.

Terms of Stock Unit Awards

      Stock unit awards may be granted under the 2004 Incentive Plan pursuant to stock unit award agreements.

      Consideration. The purchase price for stock unit awards may be paid in any form of legal consideration acceptable to the Board.

      Settlement of Awards. A stock unit award may be settled by the delivery of shares of the Company’s Common Stock, in cash, or by any combination of these means as determined by the Board.

      Vesting. Stock unit awards vest at the rate specified in the stock unit award agreement as determined by the Board. However, at the time of grant, the Board may impose additional restrictions or conditions that delay the delivery of stock or cash subject to the stock unit award after vesting.

      Dividend Equivalents. Dividend equivalent rights may be credited with respect to shares covered by a stock unit award. The Company does not anticipate paying cash dividends on its Common Stock for the foreseeable future.

      Termination of Service. Except as otherwise provided in the applicable award agreement, stock units that have not vested will be forfeited upon the participant’s termination of service.

Terms of Other Equity Awards

      The Board may grant other equity awards that are valued in whole or in part by reference to the Company’s Common Stock. Subject to the provisions of the 2004 Incentive Plan, the Board has the authority to determine the persons to whom and the dates on which such other equity awards will be granted, the number of shares of Common Stock (or cash equivalents) to be subject to each award, and other terms and conditions of such awards.

Automatic Option Grant Program

      The 2004 Incentive Plan is intended to provide for the automatic grant of stock options to non-employee members of the Board. If the stockholders approve the 2004 Incentive Plan, the automatic option grant program under the 2004 Incentive Plan will replace the Directors’ Plan, and no further option grants will be made under the Directors’ Plan. However, all outstanding option grants under the Directors’ Plan will continue in effect in accordance with their existing terms and conditions. Pursuant to the automatic option grant program in effect under the proposed 2004 Incentive Plan, eligible non-employee members of the Board will receive a series of option grants over their period of service on the Board. Those option grants will be made as follows:

      Initial Grant. Each new non-employee member of the Board will, at the time of his or her initial election or appointment to the Board, receive an option to purchase 16,000 shares of the Company’s Common Stock.

      Annual Grant. On the date of each Annual Meeting, commencing with the Annual Meeting in 2004, each non-employee member of the Board who is then serving on the Board will receive an option to purchase 4,000 shares of the Company’s Common Stock. However, if an individual has not been serving as a non-employee member of the Board for the entire period since the preceding Annual Meeting, then the number of shares subject to the annual grant will be reduced on a pro rata basis for each full quarter prior to the date of grant during which that person did not serve as a non-employee member of the Board.

      Exercise Price; Consideration. The exercise price of each option granted under the automatic option grant program is 100% of the fair market value of the Common Stock subject to the option on the date of grant. The exercise price may be paid with any type of consideration permitted for other options granted under the 2004 Incentive Plan.

      Vesting. The vesting and exercisability of options granted under the automatic option grant program pursuant to the initial grant and the annual grant will be determined at the time of grant. At the discretion of the Board, options granted under the automatic option grant program may permit exercise prior to vesting. However, any unvested shares acquired under such an early exercise arrangement will be subject to repurchase by the Company, at the original exercise price paid per share, should the optionholder cease service with the Company.

      Term. The maximum term of options granted under the automatic option grant program is ten years, which is an increase from the maximum five-year term under the Directors’ Plan.

      Termination of Service. If an individual’s service on the Board terminates, vested options under the automatic option grant program may terminate or may be exercised for some period following termination, depending on the reasons for termination. Individuals generally have 90 days after termination of service in which to exercise their options or 12 months in the event of disability or death. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. If a non-employee member of the Board’s service with the Company terminates due to disability or death (or that individual dies within a certain period following termination of service), the option shall immediately vest so that the option will be exercisable for all shares subject to the option as fully-vested shares. In no event, however, may an option be exercised beyond the expiration of its term.

Changes to Capital Structure

      If any change is made to the outstanding shares of the Company’s Common Stock without the Company’s receipt of consideration (whether through a stock split or other specified change in the capital structure of the Company), appropriate adjustments will be made to: (i) the maximum number and/or class of securities issuable under the 2004 Incentive Plan, (ii) the maximum number and/or class of securities for which any one person may be granted options and/or stock appreciation rights per calendar year pursuant to the Section 162(m) Limitation, (iii) the number and/or class of securities for which grants are subsequently to be made under the automatic option grant program to new and continuing non-employee Board members, and (iv) the number and/or class of securities and the price per share in effect under each outstanding stock award under the 2004 Incentive Plan.

Corporate Transactions; Changes in Control

      In the event of a corporate transaction, all outstanding stock awards under the 2004 Incentive Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by individuals then performing services for the Company or its affiliates, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will terminate if not exercised prior to the effective date of the corporate transaction, and (ii) all other outstanding stock awards will terminate if not exercised prior to the effective date of the corporate transaction. Other stock awards, such as stock purchase awards may have their repurchase or forfeiture rights assigned to the surviving or acquiring entity (or its parent company) in the corporate transaction. If such repurchase or forfeiture rights are not assigned, then such stock awards will become fully vested.

      For purposes of the 2004 Incentive Plan, a corporate transaction will be deemed to occur in the event of (i) a sale of all or substantially all of the consolidated assets of the Company and its subsidiaries, (ii) the sale of at least 90% of the outstanding securities of the Company, (iii) a merger or consolidation in which the Company is not the surviving corporation, or (iv) a merger or consolidation in which the Company is the surviving corporation but shares of the Company’s outstanding Common Stock are converted into other property by virtue of the transaction.

      The Board has the discretion to provide that a stock award under the 2004 Incentive Plan will immediately vest as to all or any portion of the shares subject to the stock award (i) immediately upon the occurrence of certain specified change in control transactions, whether or not such stock award is assumed, continued, or substituted by a surviving or acquiring entity in the transaction, or (ii) in the event a participant’s service with the Company or a successor entity is terminated, actually or constructively, within a designated period following the occurrence of certain specified change in control transactions. Stock awards held by participants under the 2004 Incentive Plan will not vest on such an accelerated basis unless specifically provided by the participant’s applicable award agreement.

      The acceleration of vesting of a stock award in the event of a corporate transaction or certain specified change in control transactions may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

Duration, Termination and Amendment

      The Board may suspend or terminate the 2004 Incentive Plan without stockholder approval or ratification at any time. Unless sooner terminated, the 2004 Incentive Plan will terminate on September 6, 2014.

      The Board may amend or modify the 2004 Incentive Plan at any time, subject to any required stockholder approval. Stockholder approval will be required for any amendment that (i) materially increases the number of shares available for issuance under the 2004 Incentive Plan, (ii) materially expands the class of individuals eligible to receive stock awards under the 2004 Incentive Plan, (iii) materially increases the benefits accruing to the participants under the 2004 Incentive Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the 2004 Incentive Plan, (iv) materially extends the term of the 2004 Incentive Plan, or (v) expands the types of awards available for issuance under the 2004 Incentive Plan.

      The Board also may submit any other amendment to the 2004 Incentive Plan intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

Federal Income Tax Information

      The following is a summary of the principal United States federal income taxation consequences to participants and the Company with respect to participation in the 2004 Incentive Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

      Incentive Stock Options. Incentive stock options granted under the 2004 Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code. There generally are no federal income tax consequences to the participant or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

      If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option was granted and more than one year after the date the option was exercised for those shares, any gain or loss on a disposition of those shares (a “qualifying disposition”) will be a long-term capital gain or loss. Upon such a qualifying disposition, the Company will not be entitled to any income tax deduction.

      Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

      To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally the Company will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

      Nonstatutory Stock Options. No taxable income is recognized by a participant upon the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Generally, the Company will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which such ordinary income is recognized by the participant.

      However, if the shares acquired upon exercise of the nonstatutory stock option are unvested and subject to repurchase by the Company in the event of termination of the participant’s service prior to vesting in those shares, the participant will not recognize any taxable income at the time of exercise, but will have to report as ordinary income, as and when the Company’s repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses, over (ii) the exercise price paid for the shares. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date, over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the repurchase right lapses.

      Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

      Stock Appreciation Rights. No taxable income is realized upon the receipt of a stock appreciation right. Upon exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received is recognized as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, the Company is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a reporting obligation, the Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant.

      Stock Purchase Awards and Stock Bonus Awards. Upon receipt of a stock purchase or stock bonus award, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the shares on the date of issuance over the purchase price, if any, paid for those shares. The Company will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which such ordinary income is recognized by the participant.

      However, if the shares issued upon the grant of a stock purchase or stock bonus award are unvested and subject to repurchase by the Company in the event of the participant’s termination of service prior to vesting in those shares, the participant will not recognize any taxable income at the time of issuance, but will have to report as ordinary income, as and when the Company’s repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses, over (ii) the purchase price, if any, paid for the shares. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of issuance an amount equal to the excess of (x) the fair market value of the shares on the date of issuance, over (y) the purchase price, if any, paid for such shares. If the Section 83(b)

election is made, the participant will not recognize any additional income as and when the repurchase right lapses.

      Upon disposition of the stock acquired upon the receipt of a stock purchase or stock bonus award, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon issuance (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

      Stock Unit Awards. No taxable income is recognized upon receipt of a stock unit award. The participant will recognize ordinary income in the year in which the shares subject to that unit are actually issued to the participant in an amount equal to the fair market value of the shares on the date of issuance. The participant and the Company will be required to satisfy certain tax withholding requirements applicable to such income. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

      Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

      Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m) of the Code, compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if such awards are granted by a compensation committee comprised solely of “outside directors” and the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise or strike price of the award is no less than the fair market value of the stock on the date of grant.

      Compensation attributable to stock options or stock appreciation rights with exercise or strike prices less than fair market value on the date of grant, stock purchase awards, stock bonus awards, and stock unit awards will qualify as performance-based compensation, provided that: (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the Compensation Committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied, and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal).

New Plan Benefits

      No options have been granted to date under the 2004 Incentive Plan. However, if this Proposal is approved by the stockholders, each person who is at that time serving as a non-employee Board member will receive an option grant for 4,000 shares of the Company’s Common Stock. The following table presents certain information with respect to options to be granted under the 2004 Incentive Plan on the date of the Annual Meeting to all non-employee directors as a group:

Dionex Corporation 2004 Equity Incentive Plan

Number of Shares Underlying
Name and Position	Options Granted

Non-employee directors as a group	16,000

Other Stock Plans of the Company

      1988 Directors’ Stock Option Plan. The Directors’ Plan provides for grants of nonstatutory stock options to the Company’s non-employee directors. An aggregate of 300,000 shares of Common Stock has been reserved for issuance under the Directors’ Plan. As of August 2, 2004, options to purchase 67,500 shares of Common Stock were outstanding under the Directors’ Plan and 28,000 shares of Common Stock remained available for grant. The Directors’ Plan is administered by the Board. On the date of the annual meeting of stockholders, each member of the Board who is a non-employee director is automatically granted under the Directors’ Plan, without further action by the Company, the Board or the stockholders of the Company, an option to purchase 4,000 shares of Common Stock of the Company. Each person who is elected for the first time to be a non-employee director is automatically granted an option to purchase 10,000 shares of the Common Stock of the Company. The exercise price of options granted under the Directors’ Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant. Options granted under the Directors’ Plan vest in 25% increments each year beginning one year from the date of grant. The term of options granted under the Directors’ Plan is five years from the date granted. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change of control transaction involving the Company, any surviving corporation shall assume the outstanding options under the Directors’ Plan or such options shall continue in effect. If the surviving entity refuses to assume such options, the time during which such options may be exercised shall be accelerated and the options terminated if not exercised prior to such event. The Directors’ Plan will terminate when no shares remain available for grant thereunder or in the event that the stockholders approve the 2004 Incentive Plan as the successor to, and the continuation of, the Directors’ Plan.

      Stock Option Plan. The Option Plan provides for grants of incentive and nonstatutory stock options. An aggregate of 7,650,000 shares of Common Stock has been reserved for issuance under the Option Plan. As of August 2, 2004, options to purchase 2,849,317 shares of Common Stock were outstanding under the Option Plan and 575,302 shares remained available for grant. Options may be granted to employees (including officers and directors) of the Company and any parent or subsidiary. The exercise price of incentive stock options granted under the Option Plan may not be less than 100% of the fair market value of the Common Stock on the date of grant (or 110% if incentive stock options were granted to persons owning 10% or more of the Company’s stock), and the exercise price of nonstatutory stock options may not be less than 85% of the fair market value of the Common Stock on the date of grant. All stock options have a maximum term of ten years and generally vest 25% in the first year and 6.25% each quarter beginning one year from the date of grant. Options may be exercised prior to vesting, subject to repurchase rights in favor of the Company that expire over the vesting period. The Option Plan and awards thereunder may be amended by the Board at any time or from time to time. Certain amendments require stockholder approval, if necessary, for the Option Plan to satisfy the requirements of Section 422 of the Code, Rule 16b-3 under the Exchange Act or Nasdaq or other securities exchange listing requirements. The Option Plan contains contains change of control provisions similar to those described above with respect to the Directors’ Plan. The Option Plan will terminate on July 27, 2009 or on October 22, 2004 in the event that the stockholders approve the 2004 Incentive Plan as the successor to, and the continuation of, the Option Plan.

Equity Compensation Plan Information

      The Company grants options to its employees under the Option Plan. The Company grants options to non-employee directors under the Directors’ Plan. Each of these equity compensation plans was adopted with the approval of the Company’s stockholders. The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of June 30, 2004.

Number of
Securities
	Number of	Weighted-	Remaining Available
	Securities to be	average Exercise	for Issuance Under
	Issued Upon	Price of	Equity
	Exercise of	Outstanding	Compensation Plans
	Outstanding	Options,	(excluding
	Options, Warrants	Warrants and	securities reflected
Plan Category	and Rights	Rights	in column (a)

	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,642,716	$29.33	884,152
Equity compensation plans not approved by security holders	—		—

Total	2,642,716	$29.33	884,152

PROPOSAL 3

APPROVAL OF INDEPENDENT AUDITORS

      Deloitte & Touche LLP (“Deloitte & Touche”) has served as the Company’s independent auditors with respect to the Company’s books and accounts since the Company began operations in 1980.

      The stockholders are being asked to ratify the Audit Committee’s selection of Deloitte & Touche as independent auditors for the fiscal year ending June 30, 2005. Although it is not required to do so, the Audit Committee is submitting the approval of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to provide such ratification, the Audit Committee will reconsider its approval of Deloitte & Touche as independent auditors for the fiscal year ending June 30, 2005. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

      Representatives of Deloitte & Touche are expected to be present at the Annual Meeting. They do not expect to make any statement, but will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

      The affirmative vote of the holders of a majority of the Common Stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting will be required to ratify the selection of Deloitte & Touche.

Independent Auditor’s Fees

      Fees for professional services (in thousands) provided by our independent auditors in each of the last two fiscal years, in each of the following categories, were:

	Fiscal 2004	Fiscal 2003

Audit Services Fees(1)	$478	$417
Audit-Related Fees	49	12
Tax Fees	379	309
All Other Fees	—	—

Total Fees	$906	$738

(1)	Fiscal 2003 audit services fees have been adjusted from the amount reported for the same period last year due to cost overruns not billed until fiscal 2004.

      Audit Services Fees. Fees for audit services include fees associated with the annual audit, and the reviews of the Company’s interim financial statements. This category also includes fees for audits provided in connection statutory and regulatory filings and engagements or services that generally only the independent auditor reasonably can provide to a client.

      Audit-Related Fees. Audit-related fees include fees associated with accounting consulting services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category may include fees related to consultations regarding generally accepted accounting principles, review and evaluations of the impact of new regulatory pronouncements, general assistance with implementation of the new SEC and Sarbanes-Oxley Act of 2002 requirements and audit services not required by statute or regulation. Audit-related fees also include audits of employee benefit plans and reviews of information systems and general internal controls.

      Tax Fees. Tax fees include tax compliance and preparation work.

      All Other Fees. No fees were billed in this category for fiscal years 2004 or 2003.

Audit Committee Disclosure

      All audit-related services and tax services provided to the Company by the Company’s independent auditors were pre-approved by the Audit Committee, which concluded that the provision of these services by Deloitte & Touche was compatible with the maintenance of that firm’s independence of its auditing functions.

Policy on Audit Committee Pre-Approval

      The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditors. On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditors. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee also may delegate the ability to pre-approve audit and permitted non-audit services to one or more of its members, provided that any pre-approvals are reported to the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

SECURITY OWNERSHIP

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of August 2, 2004 by (i) each director, (ii) each Named Executive Officer (as defined below under “Executive Compensation”), (iii) all executive officers and directors as a group and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock:

	Beneficial Ownership(1)

	Number of	Percent of
Name of Beneficial Owner	Shares	Shares

Neuberger Berman, LLC(2)	1,752,709	8.4%
605 Third Avenue
New York, NY 10158-3698
Brown Capital Management, Inc.(3)	1,451,480	7.0%
1201 N. Calvert Street
Baltimore, MD 21202
A. Blaine Bowman(4)	1,069,013	5.0%
David L. Anderson(4)	292,032	1.4%
Lukas Braunschweiler(4)	142,500	*
Craig A. McCollam(4)	133,762	*
Peter Jochum(4)	59,313	*
Christopher Pohl(4)	57,941	*
Kevin Chance(4)	15,147	*
B. J. Moore(4)	16,510	*
Riccardo Pigliucci(4)	12,500	*
Michael W. Pope(4)	500	*
All executive officers and directors as a group (13 persons)(5)	1,861,169	8.6%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 20,826,830 shares outstanding on August 2, 2004, adjusted as required by rules promulgated by the SEC.

(2)	Neuberger Berman, LLC is a registered investment advisor. As of December 31, 2003, Neuberger Berman, LLC had sole voting power with respect to 84,999 shares and shared voting power with respect to 1,159,100 shares. Neuberger Berman, LLC has shared dispositive power on all shares set forth above.

(3)	Brown Capital Management, Inc. is a registered investment advisor. As of December 31, 2003, Brown Capital Management, Inc. had sole dispositive power with respect to all of the shares set forth above and sole voting power with respect to 744,350 shares.

(4)	Includes shares subject to outstanding stock options that were exercisable on August 2, 2004 or that could become exercisable within 60 days thereafter, as follows: Mr. Bowman, 524,125 shares; Dr. Braunschweiler, 107,500 shares; Dr. Jochum, 45,563 shares; Mr. Chance, 15,000 shares; Mr. Pohl, 37,500 shares; Mr. McCollam, 112,838 shares; Mr. Anderson, 10,000 shares; Mr. Moore, 6,000 shares; Mr. Pigliucci, 10,000 shares; and Mr. Pope, 0 shares.

(5)	Includes shares described in note 4 above and 234,776 additional shares subject to outstanding stock options held by other executive officers of the Company that were exercisable on August 2, 2004 or that could become exercisable within 60 days thereafter.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except one report covering one transaction was filed late by each of Mr. Bowman, Dr. Braunschweiler, Mr. Chance, Dr. Jochum, Mr. McCollam and Mr. Pohl due to an administrative error.

EXECUTIVE COMPENSATION

Compensation of Directors

      In fiscal 2004, each Non-Employee Director (as defined below) received an annual fee of $16,500, $1,250 for each regularly scheduled meeting attended, including Audit Committee meetings, and $800 for every other meeting attended. In fiscal 2005, the fees payable to Non-Employee Directors will be increased to an annual fee of $20,000, $1,500 for each regularly scheduled meeting attended and $1,000 for every other meeting attended. The Chairman of the Board will receive an annual retainer of $60,000 and the Chairman of the Audit Committee will receive an additional annual retainer of $5,000. A Non-Employee Director is defined as a director who is not an employee of the Company or any parent corporation or subsidiary corporation of the Company as those terms are defined in Sections 424(e) and (f) of the Code, respectively (any such corporation, an “Affiliate”), and has not been an employee of the Company or any Affiliate for all or part of the preceding fiscal year.

      Each non-employee director also is eligible for option grants under the Directors’ Plan. The Directors’ Plan is administered by the Board. On the date of the annual meeting of stockholders, each member of the Board who is a non-employee director is automatically granted under the Directors’ Plan, without further action by the Company, the Board or the stockholders of the Company, an option to purchase 4,000 shares of Common Stock of the Company. Each person who is elected for the first time to be a non-employee director is automatically granted an option to purchase 10,000 shares of the Common Stock of the Company. This initial option grant will increase to 16,000 if Proposal 2 is approved by stockholders. The exercise price of options granted under the Directors’ Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant. Options granted under the Directors’ Plan vest in 25% increments each year beginning one year from the date of grant. The term of options granted under the Directors’ Plan is five years from the date granted; the term of non-employee director options granted under the 2004 Incentive Plan will be ten years unless a shorter term is selected by the Board. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, any surviving corporation shall assume any options outstanding under the Directors’ Plan or such options shall continue in effect. If the surviving entity refuses to assume such options, the time during which such options may be exercised shall be accelerated and the options terminated if not exercised prior to such event.

      During the last fiscal year, the Company granted options to purchase 16,000 shares of Common Stock to the non-employee directors at a weighted average exercise price per share of $41.03. Options to purchase 14,500 shares of Common Stock granted under the Directors’ Plan were exercised during the fiscal year ended June 30, 2004, and the value realized upon exercise of such options was $187,429.

      If the stockholders approve the 2004 Incentive Plan, no additional options will be granted to non-employee directors under the Directors’ Plan and all future option grants will be made under the 2004 Incentive Plan.

Compensation of Executive Officers

      The following table sets forth, for the fiscal years ended June 30, 2004, 2003, and 2002, certain compensation awarded or paid to, or earned by, (i) the Company’s Chief Executive Officer, Dr. Lukas Braunschweiler and (ii) the Company’s four other most highly compensated executive officers (collectively, the “Named Executive Officers”).

Summary Compensation Table

				Long-Term
				Compensation
				Awards

				Number of
				Shares of
		Annual Compensation		Common Stock
				Underlying	All Other
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Options	Compensation ($)(3)

Lukas Braunschweiler(4)	2004	389,423	382,651	70,000	—
President and Chief	2003	324,519	361,929	240,000	65,000
Executive Officer	2002	—	—	—	—
Kevin Chance(5)	2004	257,246	128,162	60,000	8,172
Vice President	2003	36,300	18,007	—	25,558
	2002	—	—	—	—
Peter Jochum	2004	294,563	111,471	30,000	—
Vice President	2003	244,374	95,684	—	—
	2002	172,562	64,090	35,000	—
Craig McCollam	2004	255,173	126,721	30,000	12,313
Vice President and	2003	229,805	113,622	—	10,490
Chief Financial Officer	2002	215,061	64,486	45,000	8,508
Christopher Pohl	2004	266,443	84,340	20,000	12,621
Vice President	2003	250,662	69,390	—	7,902
	2002	239,357	39,374	—	9,423

(1)	Includes amounts earned but deferred at the election of the Named Executive Officers pursuant to the Company’s 401(k) Plan.

(2)	Amounts shown include amounts earned under the Company’s Employee Profit Sharing Plan and the Management Bonus Plan. Under the Employee Profit Sharing Plan, amounts earned in fiscal years 2004, 2003, and 2002, respectively, were as follows: Dr. Braunschweiler $61,683, $52,679 and $0; Mr. Chance $30,714, $4,373 and $0; Mr. McCollam $30,436, $26,061 and $14,486; and Mr. Pohl $27,912, $24,078 and $14,374. Under the Management Bonus Plan, amounts earned in fiscal years 2004, 2003 and 2002, respectively, were as follows: Dr. Braunschweiler $320,968, $309,250 and $0; Mr. Chance $97,448, $13,634 and $0; Dr. Jochum $111,471, $95,684 and $64,090; Mr. McCollam $96,285, $87,561 and $50,000; and Mr. Pohl $56,428, $45,312 and $25,000.

(3)	Amounts shown represent Company contributions to the Company’s 401(k) Plan. For Dr. Braunschweiler, the fiscal year 2003 amount represents relocation reimbursements of $65,000 and for Mr. Chance, the fiscal year 2003 amount includes relocation reimbursements of $25,000.

(4)	Dr. Braunschweiler became the President and Chief Executive Officer of the Company in August 2002.

(5)	Mr. Chance became Vice President, Chemical Analysis Business Unit of the Company in April 2003.

Stock Option Grants and Exercises

      The Company grants options to its executive officers under the Option Plan. As of August 2, 2004, options to purchase a total of 2,849,317 shares were outstanding under the Option Plan. As of August 2, 2004, options to purchase 575,302 shares remained available for grant under the Option Plan.

      If the stockholders approve the 2004 Incentive Plan, no additional options will be granted under the Option Plan and all future option grants will be made under the 2004 Incentive Plan.

      The following tables show, for the fiscal year ended June 30, 2004, certain information regarding options granted to, exercised by, and held at year end by the Named Executive Officers:

Option Grants in Last Fiscal Year

	Individual Grants

	Number of				Potential Realizable
	Shares of	% of Total			Value at Assumed
	Common	Options			Annual Rates of Stock
	Stock	Granted to	Exercise		Price Appreciation
	Underlying	Employees	Price		for Option Term ($)(4)
	Options	in Fiscal	Per	Expiration
Name	Granted(1)	Year(2)	Share ($)(3)	Date	5%	10%

Dr. Braunschweiler	70,000	12.3%	39.47	7/28/13	1,737,632	4,403,345
Mr. Chance	60,000	10.6%	39.47	7/28/13	1,489,319	3,774,296
Dr. Jochum	30,000	5.3%	39.47	7/28/13	744,699	1,887,148
Mr. McCollam	30,000	5.3%	39.47	7/28/13	744,699	1,887,148
Mr. Pohl	20,000	3.5%	39.47	7/28/13	496,466	1,258,099

(1)	Consists of nonstatutory stock options to purchase 210,000 shares of Common Stock granted under the Option Plan. Each of such options has a ten-year term, subject to earlier termination upon death, disability or termination of employment, and vests over four years from the date of the grant. The exercise price of such options is equal to 100% of the fair market value of the Company’s Common Stock at July 29, 2003, based on the closing sales price of the Common Stock as reported on the Nasdaq National Market for the business day prior to the date of grant. The Option Plan contains provisions permitting the Board to accelerate vesting of outstanding options. In addition, in the event of a dissolution or liquidation of the Company, a specified stockholder-approved merger or a sale of all or substantially all of the assets of the Company, to the extent permitted by law, vesting with respect to each outstanding option will automatically be accelerated, unless such options are either assumed by any successor corporation (or its parent corporation) or are otherwise replaced with comparable options to purchase shares of the capital stock of such successor corporation or parent thereof.

(2)	Based on options to purchase 568,500 shares of Common Stock granted to employees in the fiscal year ended June 30, 2004.

(3)	All options were granted at the fair market value of the Company’s Common Stock on the date of grant.

(4)	In accordance with the rules of the SEC, the table sets forth the hypothetical gains or “option spreads” that would exist for such options at the end of their respective terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date of grant to the end of the option term (ten years). The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually, for the entire term of the option, and that the option is exercised and sold on the last day of its term at the appreciated stock price. For example, a stockholder who purchased one share of stock on July 29, 2003 at $39.47, held the stock for ten years (while the stock appreciated at 5% or 10% annual rate, respectively) and sold it on July 28, 2013, would have profits of $24.82 and $62.90, respectively, on his or her $39.47 investment. No gain to the optionee is possible unless the price of the Company’s stock increases over the option term, benefiting all of the Company’s stockholders. These amounts represent certain assumed rates of appreciation in accordance with the rules of the SEC and do not reflect the Company’s estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company’s Common Stock.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

Number of Shares
of Common Stock
			Underlying	Value of Unexercised
			Unexercised	In-The-Money
	Number of		Options at	Options at
	Shares		Fiscal Year End	Fiscal Year End
	Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise	Realized ($)(1)	Unexercisable(2)	Unexercisable ($)(3)

Dr. Braunschweiler	30,000	835,500	75,000/205,000	2,217,750/5,090,880
Mr. Chance	—	—	—/60,000	0/941,940
Dr. Jochum	25,000	445,247	34,625/45,625	909,243/941,233
Mr. McCollam	7,000	247,774	102,525/46,875	2,968,129/997,301
Mr. Pohl	—	—	30,000/30,000	761,100/567,680

(1)	Represents the fair market value of the underlying shares on the date of exercise (based upon the closing sales price reported on the Nasdaq National Market or the actual sales price if the shares were sold by the optionee) less the exercise price.

(2)	Includes both “in-the-money” and “out-of-the-money” options. An “in-the-money” option has an exercise price below the market price of the Common Stock on the last day of the fiscal year.

(3)	Represents the fair market value of the underlying shares on the last day of the fiscal year ($55.17 per share based on the closing sales price of the Common Stock as reported on the Nasdaq National Market) less the exercise price.

Change of Control Agreements

      The Company’s Change in Control Severance Benefit Plan (the “Change in Control Plan”) was established effective October 5, 2001. The purpose of the Change in Control Plan is to provide for the payment of severance benefits to certain eligible employees of the Company whose employment with the Company is terminated within 13 months following a change in control without cause or is constructively terminated. Eligible employees are executive employees of the Company who have been designated by the Board as eligible employees. The following employees have been designated by the Board as eligible employees: Mr. Bowman, Dr. Braunschweiler, Mr. Bruce Barton, Mr. David Bow, Mr. Kevin Chance, Mr. Peter Jochum, Mr. McCollam, Mr. Christopher Pohl and Mr. Rene Trost. An employee who otherwise is an eligible employee will not receive benefits under the Change in Control Plan if the employee has executed an individual severance benefit or change in control agreement with the Company, the employee’s employment with the Company is involuntarily terminated by the Company other than in an involuntary termination without cause, the employee voluntarily terminates employment with the Company and such termination does not constitute a constructive termination (as defined in the Change in Control Plan), the employee voluntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partly owned by the Company, or the employee is offered immediate reemployment by a successor to the Company following a change in ownership of the Company. To receive benefits under the Change in Control Plan, an eligible employee must execute a release of claims in favor of the Company and such release must become effective in accordance with its terms.

      Under the Change in Control Plan, each eligible employee shall receive 12 months of base salary if terminated without cause within 13 months following the effective date of a change in control. Each eligible employee shall also receive a bonus payment equal to the average of the employee’s annual bonuses paid by the Company with respect to the last three complete fiscal years of the Company for which the employee was eligible to receive a bonus (or such fewer fiscal years for which the employee was eligible to receive an annual bonus). For a period of 12 months following the date of the employee’s termination, the Company shall also pay the portion of the premiums of each eligible employee’s group medical, dental and vision coverage, including coverage for the eligible employee’s eligible dependents, that the Company paid prior to the employee’s termination, provided that the eligible employee elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985. In addition, effective as of the date of the employee’s termination, each eligible employee shall be credited with full acceleration of vesting for all options outstanding that the employee holds on such date that have not yet vested. On behalf of an eligible employee, the Company shall pay for an executive assistance program for a period not to exceed three months and at a cost not to exceed $7,500, provided that the eligible employee enrolls in the program within six months following the employee’s termination.

      The Company may amend or terminate the Change in Control Plan at any time; provided, however, that no such amendment or termination may occur following a change in control if such amendment or termination would affect the rights of any persons who were employed by the Company prior to the change in control.

      The payment of severance benefits and the acceleration of stock option vesting in the event of a change in control event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

Compensation Committee Interlocks and Insider Participation

      The Company’s Compensation Committee is composed of four non-employee directors: Messrs. Anderson, Moore, Pigliucci and Pope. No current member of the Compensation Committee is an officer or employee of the Company and no executive officer of the Company serves as a member of a compensation committee of any entity that has one or more executive officers serving as a member of the Compensation Committee.

COMPENSATION COMMITTEE REPORT1

      The Compensation Committee of the Board (the “Compensation Committee”) consists of non-employee directors and establishes compensation policies and practices for the Company’s Chief Executive Officer and its other executive officers. All compensation at the Company is based upon a sustained high level of individual performance and the Company’s overall performance. The Compensation Committee provides direction and makes recommendations on all compensation matters relating to executive officers and other senior management employees, including stock option grants.

Compensation Philosophy

      The goal of the compensation program is to tie compensation to the attainment of specific business and individual objectives while providing compensation sufficient to attract, retain, motivate and reward executive officers and other key employees who contribute to the long-term success of the Company. In furtherance of these goals, annual base salaries are generally set at levels that take into account both competitive and performance factors. The Company also relies to a significant degree on annual longer-range incentive compensation in order to attract and motivate its executives. Incentive compensation is variable and is closely tied to corporate performance to encourage profitability, growth and the enhancement of stockholder value. The Company’s total compensation package, composed of base salary, bonus awards and stock option grants, is designed to be competitive with leading separations science and high technology companies with which the Company competes for employees.

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Cash-Based Compensation

      Cash-based compensation paid to executive officers in fiscal 2004 consisted of base salary, including amounts paid pursuant to the Company’s Employee Profit Sharing Plan, and an annual incentive award under the Company’s Management Bonus Plan. For fiscal 2004, in making its competitive analysis of cash-based executive compensation, the Compensation Committee reviewed surveys provided by Egon Zehnder, International, a nationally recognized consulting organization specializing in executive compensation, of compensation paid to executive officers of separations science and high technology companies. Generally, the Compensation Committee sets annual base salary levels and bonus amounts to provide for a total cash-based compensation that is within the second and third quartiles of compensation paid to executive officers of separations science and high technology companies with which the Company competes for talented executives.

Base Salary

      The Compensation Committee annually reviews and adjusts each executive officer’s base salary. To ensure retention of qualified management, the Compensation Committee generally sets base salaries paid to executive officers at competitive levels, based on the surveys described above. In addition, when reviewing base salaries, the Compensation Committee considers both qualitative and quantitative factors relating to individual and corporate performance, levels of responsibility, prior experience and breadth of knowledge. The Compensation Committee does not base its considerations on any single one of these factors nor does it specifically assign relative weights to these factors. In many instances, judgments based on these qualitative factors necessarily involve a subjective assessment by the Compensation Committee. Generally, in determining salary adjustments for executive officers (other than the Chief Executive officer), the Compensation Committee relies on the evaluation and recommendations of the Chief Executive Officer and review of compensation surveys.

Employee Profit Sharing Plan

      The Company’s Employee Profit Sharing Plan (the “EPSP”) has been established to reward all North American full-time employees of the Company, including executive officers, for their contributions to the Company’s profitability for any given year. The structure of the EPSP provides for the development of a compensation pool, the size of which is based on profits for a given year. In fiscal 2004, each eligible employee, including each of the eligible executive officers, received pursuant to the EPSP an amount equal to 8.6% of such employee’s eligible compensation.

Annual Incentive Award

      The Management Bonus Plan (the “MBP”), an annual incentive award plan, is a variable pay program for officers and other senior managers of the Company. Under the MBP, at the beginning of each year the Compensation Committee establishes bonus targets and bonus payment formulae tied to both the satisfaction of individual performance goals and financial performance goals of the Company. Bonus payments are then approved by the Compensation Committee shortly following the end of each year based on the application of the pre-determined formulae, and may be equal to, less than or greater than the target bonus amounts based on whether the individual performance goals and corporate financial performance goals were satisfied, partially satisfied or exceeded. The bonus targets are expressed as a percentage of an individual’s base salary. The financial performance goals consist of achieving operating, strategic and financial goals that are considered to be critical to the Company’s fundamental long-term goal of building stockholder value as established at the beginning of each year. The individual performance goals generally include both objective and subjective components. Both individual performance goals and financial performance goals may change from year to year. In establishing these criteria at the beginning of each year and when subsequently evaluating an individual’s performance relative to these criteria, the Compensation Committee relies on recommendations from the Chief Executive Officer and other members of senior management. Ordinarily, the Company’s financial performance must meet certain threshold levels before any bonuses are awarded.

      Dr. Braunschweiler’s current bonus target is 66% of his base salary and the current bonus target for the other Named Executive Officers is 30% of base salary. The maximum bonus that may be paid under the MBP is 150% of the bonus target.

Cash-Based Compensation for Fiscal 2004

      The amount of the aggregate of Dr. Braunschweiler’s base salary and EPSP award for fiscal 2004, in addition to his annual bonus under the MBP, was in the third quartile compared to the surveyed group of leading separations science and high technology companies. Following a review of the above-described surveys, the Compensation Committee determined that Dr. Braunschweiler should receive a base salary increase. The Committee increased his base annual salary for fiscal year 2005 to $400,000.

      In setting Dr. Braunschweiler’s base salary for fiscal year 2005 and amount of award under the MBP for fiscal 2004, the Compensation Committee took into account, in addition to competitive considerations, the Compensation Committee’s evaluation of Dr. Braunschweiler’s contribution to the performance of the Company in fiscal 2004. The Company’s Chief Executive Officer approves the recommendations for everyone below the executive officer level. In particular, the Compensation Committee took into consideration the Company’s financial performance, including sales growth and profitability, as well as contributions by Dr. Braunschweiler to achievements in strategic planning and positioning. The Compensation Committee also considered Dr. Braunschweiler’s leadership and experience in the separations science industry and the scope of Dr. Braunschweiler’s responsibility. As a result of this assessment, Dr. Braunschweiler was awarded an annual bonus of $320,968.

      Similar competitive consideration and corporate and individual performance factors accounted for increases in base salaries for fiscal 2005 and were taken into consideration in determining awards under the MBP for other executive officers for fiscal 2004. The percentage increase in base salaries of executive officers ranged from 1% to 4%. The executive officers received awards under the MBP ranging from 21% to 41% of their base salaries.

Equity-Based Compensation

      Company utilizes a long-term incentive program, currently consisting of the Option Plan, to further align the interests of stockholders and management by creating common incentives related to the possession by management of substantial economic interest in the long-term appreciation of the Company’s stock. In determining the size of an option to be granted to an executive officer, the Compensation Committee takes into account the officer’s position and level of responsibility within the Company, the officer’s existing stock and vested option holdings, the potential reward to the officer if the stock price appreciates in the public market, and the competitiveness of the officer’s overall compensation arrangements, including stock options. Additional long-term incentives are provided through the Company’s 2003 Employee Stock Participation Plan under which all eligible employees, including eligible executive officers of the Company, may purchase stock of the Company at 85% of fair market value, subject to specified limits.

      In fiscal year 2004, the Company granted Dr. Braunschweiler an option to purchase 70,000 shares and the other executive officers were granted options to purchase shares in amounts ranging from 20,000 to 60,000 shares.

      Section 162(m) of the Code generally limits the Company’s deduction, for federal income tax purposes, to no more than $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation.” The Compensation Committee has determined that stock options granted under the Employee Plan with an exercise price at least equal to the fair market value of the Company’s Common Stock on the date of grant shall be treated as “performance-based compensation.” In fiscal 1996, the Company’s stockholders approved a provision of the Option Plan that sets a limit on the maximum number of shares that can be granted subject to an option in any calendar year which enables any compensation recognized by a Named Executive Officer as a result of the grant of such a stock option to qualify as “performance-based compensation” and thus be deductible by the Company without regard to the $1 million limit otherwise imposed by Code Section 162(m). The Compensation Committee believes that it is unlikely that compensation, excluding the value of any stock options granted under the Option Plan, paid to any Named Executive Officer in a taxable year that is subject to the limitation will exceed $1 million.

COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS

B.J. Moore
David L. Anderson
Riccardo Pigliucci
Michael W. Pope

PERFORMANCE MEASUREMENT COMPARISON1

      The following chart shows total stockholder return for the Standard & Poor’s 500 Stock Index, a peer group index comprised of all public companies using SIC Code 3826 (Laboratory Analytical Instruments) (the “Peer Group”)2 and for the Company:

COMPARISON OF FIVE-YEAR TOTAL CUMULATIVE RETURN ON INVESTMENT3

	1999	2000	2001	2002	2003	2004

Dionex Corporation	100.00	66.05	82.10	66.15	98.12	136.22
Peer Group	100.00	252.21	142.69	97.07	100.39	143.25
S&P 500 Index	100.00	107.25	91.34	74.91	75.10	89.45

      1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

     2 Upon written request of a stockholder, the Company will provide a list of companies comprising the Peer Group as well as the list of companies that were included in the prior year’s Peer Group but are not included in this year’s Peer Group because such companies are no longer listed under the SIC Code 3826 and companies that were not included in the prior year’s Peer Group but are included in this year’s Peer Group because such companies are currently, but were not in the prior year, listed under the SIC Code 3826.

     3 The total return on investment (change in year-end stock price plus reinvested dividends) for the Company, the Standard & Poor’s 500 Stock Index and the Peer Group is based on an investment of $100 in cash on June 30, 1999. In accordance with the rules of the SEC, the returns of companies comprising the Peer Group are weighted according to their respective stock market capitalization at the beginning of each period for which a return is indicated.

OTHER MATTERS

      The Board does not know of any other matters that may come before the meeting. If any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their best judgment on such matters.

By Order of the Board of Directors

CHRISTOPHER A. WESTOVER
Secretary

September 17, 2004

DETACH HERE

PROXY

DIONEX CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 22, 2004

     The undersigned hereby appoints Lukas Braunschweiler and Craig McCollam, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Dionex Corporation that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Dionex Corporation to be held at Dionex Corporation, 501 Mercury Drive, Sunnyvale, California on Friday, October 22, 2004 at 9:30 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, EACH AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

DIONEX CORPORATION

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/dnex	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

1.	To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.

Nominees: (01) David L. Anderson, (02) A. Blaine Bowman, (03) Lukas Braunschweiler, (04) B.J. Moore, (05) Riccardo Pigliucci and (06) Michael W. Pope.

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐

To withhold authority to vote for any nominee(s),
write such nominee(s)’ name(s) above:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

		FOR	AGAINST	ABSTAIN
2.	To approve adoption of the 2004 Equity Incentive Plan.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

		FOR	AGAINST	ABSTAIN
3.	To ratify selection of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year ending June 30, 2005.	☐	☐	☐

Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature:	Date:	Signature:	Date: